UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 6, 2007
NeuStar, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32548 (Commission File Number)	52-2141938 (IRS Employer Identification No.)
46000 Center Oak Plaza, Sterling, Virginia 20166
(Address of principal executive offices)
Registrant’s telephone number, including area code: (571) 434-5400
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.
     On February 6, 2007, NeuStar, Inc. (the “Company”) entered into a credit agreement (the “New Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, J.P. Morgan Securities, Inc., as Lead Arranger and as Book Manager, Credit Suisse Securities (USA) LLC, as Syndication Agent, Deutsche Bank Trust Company Americas and Sun Trust Bank, as Documentation Agents and the lenders party thereto (the “Lenders”).
     The New Credit Agreement provides for a revolving credit facility in an aggregate principal amount of up to $100,000,000. Borrowings under the New Credit Agreement bear interest, at the Company’s option, at either a Eurodollar rate plus a spread ranging from 0.625% to 1.25%, or at a base rate plus a spread ranging from 0.0% to 0.25%, with such spread in each case depending on the ratio of the Company’s consolidated senior funded indebtedness to consolidated EBITDA (with terms in each case as defined in the New Credit Agreement). Borrowings under the New Credit Agreement may be used for working capital, capital expenditures, general corporate purposes and to finance acquisitions permitted by the terms of the New Credit Agreement.
     The Company is the borrower under the New Credit Agreement and its obligations under the New Credit Agreement are guaranteed by its material domestic subsidiaries pursuant to a separate guarantee agreement (the “Guarantee Agreement”). The Company’s obligations under the New Credit Agreement and each guarantor’s obligations under the Guarantee Agreement are not secured.
      The New Credit Agreement and related loan documents replace the Company’s existing Credit Agreement dated as of August 14, 2002, with Bank of America, N.A. (the “Prior Credit Agreement”). The commitments under the Prior Credit Agreement were terminated simultaneous with the closing of the New Credit Agreement on February 6, 2006. The Prior Credit Agreement provided for a revolving credit facility in an aggregate amount of up to $15,000,000 and was secured by substantially all of the Company’s assets, subject to certain previously disclosed limitations. Upon the execution of the New Credit Agreement, letters of credit with a face amount of $9,625,000 issued under the Prior Credit Agreement remained outstanding after the termination thereof and are supported by cash collateral pledged by the Company.
     The New Credit Agreement contains customary representations and warranties, affirmative and negative covenants, and events of default. Notably, the New Credit Agreement requires the Company to maintain a minimum consolidated EBITDA to consolidated interest charge ratio and a maximum consolidated senior funded indebtedness to consolidated EBITDA ratio (with terms in each case defined in the New Credit Agreement). If an event of default occurs and is continuing, the Company may be required to repay all amounts outstanding under the New Credit Agreement. Lenders holding more than 50% of the loans and commitments under the New Credit Agreement may elect to accelerate the maturity of amounts due thereunder upon the occurrence and during the continuation of an event of default.
     In addition, the New Credit Agreement contains terms that enable the Company to ensure compliance with neutrality obligations to which it is subject, including neutrality-based restrictions on assignment and provisions that allow the Company to replace or remove a Lender or agent to preserve the Company’s ability to comply with its neutrality obligations.
     The foregoing descriptions of the New Credit Agreement and the Guarantee Agreement are qualified in their entirety by reference to the copies of the New Credit Agreement and the Guarantee Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2 to this Report, respectively.
     JPMorgan Chase Bank, N.A. and other lenders under the New Credit Agreement and their respective affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending or commercial banking services for the Company and its affiliates, for which service they have in the past received, and may in the future receive, customary compensation and reimbursement of expenses.

Item 1.02     Termination of a Material Definitive Agreement
     The information included in Item 1.01 of this Report is incorporated by reference into this Item 1.02.
      Bank of America, N.A. and its affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending or commercial banking services for the Company and its affiliates, for which service they have in the past received, and may in the future receive, customary compensation and reimbursement of expenses.
Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information included in Item 1.01 of this Report is incorporated by reference into this Item 2.03.
Item 9.01     Financial Statements and Exhibits

Exhibits.

10.1	Credit Agreement dated as of February 6, 2007 among NeuStar, Inc., JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders party thereto.

10.2	Guarantee Agreement dated February 6, 2007 among certain subsidiaries of NeuStar, Inc. in favor of JPMorgan Chase Bank, N.A., as administrative agent for the lenders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUSTAR, INC.
Date: February 9, 2007	By:	/s/ Jeffrey E. Ganek
Jeffrey E. Ganek
Chairman of the Board of Directors and Chief Executive Officer

Exhibit Index

Exhibit
Number	Description

10.1	Credit Agreement dated as of February 6, 2007 among NeuStar, Inc., JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders party thereto.

10.2	Guarantee Agreement dated February 6, 2007 among certain subsidiaries of NeuStar, Inc. in favor of JPMorgan Chase Bank, N.A., as administrative agent for the lenders.